SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
  [_]Preliminary proxy statement             Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

  [X]Definitive Proxy Statement

  [_]Definitive Additional Materials

  [_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                     Cable Design Technologies Corporation
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                     Cable Design Technologies Corporation
             -----------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
    Not applicable

  (2) Aggregate number of securities to which transaction applies:
    Not applicable

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/
    Not applicable

  (4) Proposed maximum aggregate value of transaction:
    Not applicable

  (5) Total fee paid:
    Not applicable

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, schedule or registration statement no.:

  (3) Filing party:

  (4) Date filed:
--------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.


CDT [LOGO]x
CABLE DESIGN TECHNOLOGIES

                           CABLE DESIGN TECHNOLOGIES

Foster Plaza 7 . 661 Andersen Drive                               Paul M. Olson
Pittsburgh, PA 15220 . (412) 937-2300         President/Chief Executive Officer

November 4, 1999

Dear Stockholder:

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders on Tuesday, December 7, 1999 at 10:00 A.M., eastern standard time. The meeting will be held at The Double Tree Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

  The matters scheduled to be considered at the meeting are the election of directors and the election of an auditor for the Company. These matters are more fully explained in the attached Proxy Statement, which you are encouraged to read.

  The Board of Directors values and encourages stockholder participation. It is important that your shares be represented, whether or not you plan to attend the meeting. Please take a moment to sign, date and return your Proxy in the envelope provided even if you plan to attend the meeting.

  We hope you will be able to attend the meeting.

                                          Sincerely,

                                          /s/ Paul M. Olson
                                          Paul M. Olson
                                          President and Chief Executive
                                          Officer

                       Innovative Connective Technology

[LOGO] CABLE DESIGN TECHNOLOGIES

                     CABLE DESIGN TECHNOLOGIES CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

  Notice is hereby given that the Annual Meeting of Stockholders of Cable Design Technologies Corporation (the "Company") will be held at The Double Tree Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222 on Tuesday, December 7, 1999, at 10:00 A.M., eastern standard time, for the following purposes:

    1. To elect six directors to serve until the next Annual Meeting of Stockholders;

    2. To elect an Auditor for the Company for the ensuing year; the Board of Directors of the Company has recommended Arthur Andersen LLP, the present Auditor, for election as Auditor; and

    3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

  In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on October 25, 1999 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

                                          By order of the Board of Directors
                                            /s/ Charles B. Fromm
                                          Charles B. Fromm
                                          Secretary

Pittsburgh, Pennsylvania
November 4, 1999

                     CABLE DESIGN TECHNOLOGIES CORPORATION

                                Foster Plaza 7
                              661 Andersen Drive
                        Pittsburgh, Pennsylvania 15220

                               ----------------

                                PROXY STATEMENT

                        Annual Meeting of Stockholders
                                  to be Held
                               December 7, 1999

                               ----------------

                                                               November 4, 1999

  The Proxy is solicited by the Board of Directors of Cable Design Technologies Corporation (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on Tuesday, December 7, 1999 at 10:00 A.M., eastern standard time, at The Double Tree Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222. Solicitation of the Proxy may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders. No additional compensation will be paid to such officers and regular employees for any such Proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company.

                                VOTING MATTERS

  The representation in person or by proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the "Common Stock"), entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy. Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the Board of Director's proposals, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

  For all matters to be voted upon at the meeting other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. The directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election of directors. Withholding authority to vote or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

  Any stockholder giving the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the meeting, by executing a later-dated proxy or by delivering a signed written notice of the revocation to the Secretary of the Company before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on October 25, 1999 (the "Record Date").

  On the Record Date, there were outstanding and entitled to vote at the meeting 28,217,965 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. This Proxy Statement is first being sent to the stockholders on or about November 4, 1999. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                           MATTERS TO BE ACTED UPON

1. Election of Directors

  Pursuant to the Bylaws of the Company, the Board of Directors has determined that the number of directors constituting the full Board of Directors shall be seven. The Board of Directors recommends that the stockholders vote FOR each nominee set forth below. Proxies are solicited in favor of the nominees named on the following pages and it is intended that the Proxies will be voted for the six nominees. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the Proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. Each director to be elected will serve until the next Annual Meeting of Stockholders or until a successor is elected and shall qualify. Mr. Myron Gelbach has served as a director since 1985 and will retire from the Board of Directors effective immediately preceding the 1999 Annual Meeting of Stockholders. His seat will remain vacant until a successor is identified.

Information Regarding Nominees for Election of Directors

  A brief statement of the business experience and positions with the Company for the past five years, a listing of certain other directorships and the ages (as of September 30, 1999) of each person nominated to become a director of the Company are set forth on the following pages. There are no family relationships between any of the directors, nominees and executive officers of the Company nor any arrangement or understanding between any director or nominee and any other person pursuant to which he or she was or is to be selected as a director or nominee.

  Bryan C. Cressey, 50, has been Chairman of the Board of the Company since 1988 and a director since 1985. For the past nineteen years he has also been a General Partner and Principal of Golder, Thoma and Cressey ("GTC") and
Thoma Cressey Equity Partners ("TCEP"), both private equity firms. He is also a director of Clarion Technologies Inc., a private company, which is unaffiliated with the Company. Mr. Cressey received a Juris Doctor degree and a MBA degree from Harvard University.

  Paul M. Olson, 65, has been President and a director of the Company since 1985, and Chief Executive Officer of the Company since 1993. From 1972 to 1984 Mr. Olson was the President of Phalo Corporation, a wire and cable manufacturer, and directed sales and marketing at Phalo Corporation from 1967 to 1972. From 1963 to 1967, Mr. Olson was employed at General Electric and, from 1960 to 1963, at General Cable, in wire and cable related sales and marketing positions. Mr. Olson has a B.A. degree in economics from Hobart College.

  George Graeber, 57, has been a director and Chief Operating Officer of the Company since April, 1998. Between 1992 and April, 1998, Mr. Graeber served in various other positions with the Company, including Executive Vice President of the Company and President of Montrose/CDT. From 1990 to 1992 Mr. Graeber was a Vice President and General Manager of the Energy division of Anixter International Inc.. Mr. Graeber also was the President of the Industrial Electronic division of Brintec Corp. and a Vice President of Brand Rex Cable. Mr. Graeber has a Masters degree in Electrical Engineering from the University of Connecticut.

  Michael F.O. Harris, 61, has been a director of the Company since 1985. For the past nine years he has also been a Managing Director of NGI, Inc. and The Northern Group, Inc. ("Northern"), which act as Managing General Partners of Northern Investment Limited Partnership ("NILP") and Northern Investment Limited Partnership II ("NILP II"), respectively. NILP and NILP II are investment partnerships which own several manufacturing companies unaffiliated with the Company. Mr. Harris has a B.S. degree from Yale University and a MBA degree from Harvard University.

                                       2

  Glenn Kalnasy, 56, has been a director of the Company since 1985. For the past nine years he has also been a Managing Director of NGI, Inc. and Northern, which act as Managing General Partners of NILP and NILP II, respectively. NILP and NILP II are investment partnerships which own several manufacturing companies unaffiliated with the Company. Mr. Kalnasy has a B.S. degree from Southern Methodist University.

  Richard C. Tuttle, 44, has been a director of the Company since 1989. He is a Principal of Prospect Partners, L.L.C., a private equity investment firm. From 1992 to 1997, Mr. Tuttle was an Executive Vice President at Health Care & Retirement Corp., a publicly traded health care company that is unaffiliated with the Company. From 1987 to 1992, he was a Principal at GTC, a private equity investment firm. Mr. Tuttle has a B.A. degree and MBA degree from Stanford University.

2. Election of Auditors

  The Board of Directors recommends that the stockholders vote FOR the election of the firm of Arthur Andersen LLP as the auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending July 31, 2000. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for such firm unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3.  Other Business

  The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

                      DIRECTORS MEETINGS AND COMPENSATION

Directors Meetings

  The Board of Directors held four regular meetings and eight special telephonic meetings during the year ended July 31, 1999 ("fiscal 1999"). The Audit Committee, which currently consists of Myron S. Gelbach and Michael F.O. Harris, oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's internal audits. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Compensation Committee currently consists of Bryan C. Cressey and Richard C. Tuttle. There is no standing nominating committee. During fiscal 1999, each of the Company's incumbent directors participated in excess of 75% of the aggregate of the meetings of the Board of Directors and the meetings of committees of the Board of Directors of which such director was a member, except for Mr. Kalnasy who was present for 67% of the Board of Director Meetings. During fiscal 1999, the Compensation Committee met, either in person or by telephonic meeting, two times and the Audit Committee met, either in person or by telephonic meeting, two times.

Compensation of Directors

  Directors who are also officers of the Company do not currently receive compensation from the Company for their services as directors. Those directors who are not officers of the Company receive $2,500 quarterly for their services as directors. All directors are reimbursed for expenses incurred in connection with their attendance at meetings. Under the Company's Non-Employee Director Stock Plan (the "Director Plan") each participating director under such plan is entitled to receive shares of Common Stock annually with a fair market value of $15,000.

                                       3

  GTC and Northern are each party to a consulting agreement pursuant to which each is paid $50,000 a year in exchange for consulting services rendered to the Company and its subsidiaries by management personnel of each of GTC and Northern. Bryan Cressey, a director of the Company, is a General Partner of GTC, and Michael Harris and Glenn Kalnasy, directors of the Company, are each a Managing Director and significant stockholder of Northern. As a result, Messrs. Cressey, Harris and Kalnasy have not previously received the director fee or stock grant under the Director Plan. The consulting agreements will be terminated effective October 29, 1999, after which time Messrs. Cressey, Harris and Kalnasy will be paid the director fee and awarded stock under the Director Plan.

               MANAGEMENT COMPENSATION AND CERTAIN TRANSACTIONS

Summary Compensation Table

  The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information for Mr. Olson and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1999 (collectively, the "named executives").

                                                     Long-Term
                           Annual Compensation      Compensation
                          ----------------------    ------------
                                                       Option       Other     Incentive
                          Fiscal Salary   Bonus        Awards    Compensation Payments
   Name and Principal      Year  ($)(1)  ($)(2)         (#)         ($)(3)     ($)(4)
        Position          ------ ------- -------    ------------ ------------ ---------
Paul M. Olson...........   1999  476,692 232,375      270,000       31,561    1,018,847
 President, Chief
 Executive Officer         1998  444,210 252,825          --        28,293          --
                           1997  366,231 186,721          --        26,712          --

George C. Graeber.......   1999  310,015 116,250       75,000       26,700          --
 Chief Operating Officer   1998  269,442 176,276          --        26,752          --
                           1997  242,031  53,657          --        24,228          --

David R. Harden.........   1999  266,597 146,630      150,000       26,856      949,062
 Senior Vice President     1998  256,183  68,129          --        26,856          --
                           1997  249,462 107,998          --        25,304          --

Normand Bourque.........   1999  225,319 273,978(5)       --        20,023          --
 Executive Vice
 President                 1998  226,479 295,943          --        12,933          --
                           1997  202,371 333,436          --        11,957          --

Peter Sheehan...........   1999  237,678 130,717(5)    30,000       24,396          --
 Executive Vice
 President                 1998  210,916 167,415          --        24,404          --
                           1997  189,346  75,435          --           290          --

--------
(1)Amounts in this column reflect salaries paid in the applicable fiscal year.
(2) Amounts in this column reflect bonuses paid with respect to the applicable fiscal year.
(3) Figures in this column include amounts with respect to Company contributions to the West Penn Wire Division Incentive Profit Sharing Plan and Trust (the "Incentive Plan") (which is a defined contribution plan) and term life insurance premiums paid by the Company (both of which reflect payments made in the 1998 calendar year), which for each of the named executives other than Mr. Bourque are: Mr. Olson, Incentive Plan $24,000, term life insurance premium $7,561; Mr. Harden, Incentive Plan $24,000, term life insurance premium $2,856; Mr. Graeber, Incentive Plan $24,000, term life insurance premium $2,700; and Mr. Sheehan, Incentive Plan $24,000, term life insurance premium $396. Figures in this column for Mr. Bourque represent term life insurance premium, $4,866, and earned amounts with respect to projected benefits under NORDX/CDT, Inc. defined benefit plans, $15,157. Assuming continued service with the Company until age 65, Mr. Bourque's estimated benefits upon retirement under such plans would be a lump sum payment of $180,411 upon retirement and an annual benefit of $25,345.
(4) Represents one-time incentive payments to certain members of senior management made in connection with the Company's repurchases of common stock received by such members of senior management upon the exercise of incentive stock options which entitled the Company to a tax benefit of approximately $12.8 million.

                                       4

(5) Participants, participation percentages and the bonus pool amount under the "Plan II Bonus" described in "Compensation Committee Report--NORDX/CDT Bonus Programs" have not been determined and amounts payable to Messrs. Bourque and Sheehan under such Plan for fiscal 1999 have not been included.

Option Grants in Fiscal Year 1999

  The following table shows information regarding the grant of stock options during fiscal 1999 to the named executives.

 Individual Grants

                                                                       Potential Realizable Value
                         Number of     % of Total                        at Assumed Annual Rates
                         Securities     Options                        of Stock Price Appreciation
                         Underlying    Granted to  Exercise                  for Option Term
                          Options     Employees in  Price   Expiration ---------------------------
          Name              (#)       Fiscal Year   ($/Sh)     Date       5%($)         10%($)
          ----           ----------   ------------ -------- ---------- ---------------------------
Paul M. Olson...........  200,000(1)      10.8%    $20.750   4/23/09            --       1,774,000

                           70,000(2)       3.8%    $14.063   6/11/09        543,025      1,336,825

George Graeber..........   75,000(2)       4.1%    $14.063   6/11/09        581,813      1,432,313

Dave Harden.............  150,000(1)       8.1%    $20.750   4/23/09            --       1,330,500

Peter Sheehan...........   30,000(2)       1.6%    $14.063   6/11/09        232,725        572,925

--------
(1) Such options were granted on April 23, 1999 and vest in 33 1/3% installments on the first, second and third anniversaries of the grant date and will vest earlier in the event of either (a) retirement after age 65 or (b) a change of control (as defined in the option).
(2) Such options were granted on June 11, 1999 and vest in 20% installments on the first, second, third, fourth and fifth anniversaries of the grant date. In the event of a change of control, to the extent the Company's Board of Directors does not vest the unvested options, the Board may provide for the options to be exchanged for an option of the acquiring company (with appropriate and equitable adjustments). If in connection with or following such change of control the option holder's employment is terminated for other than for cause or the option holder terminates his employment for good reason, 50% of the unvested options would vest if the employment is terminated within the first year following the change of control and 100% if termination occurs thereafter.

                                       5

Option Exercises and Year End Values for Fiscal Year 1999

  The following table shows information regarding the number and value of any unexercised stock options held by the named executives as of July 31, 1999. None of the named executives exercised stock options in fiscal 1999.

                                                          Value of Unexercised
                                 Number of Unexercised   in the Money Options at
                                 Options at FY-End (#)   FY-End ($) Exercisable/
               Name            Exercisable/Unexercisable    Unexercisable(1)
               ----            ------------------------- -----------------------
     Paul M. Olson............            0/270,000               $0/$284,375
     David R. Harden..........            0/150,000                     $0/$0
     George C. Graeber........        57,558/75,000         $937,735/$304,688
     Normand Bourque..........      131,640/197,460                     $0/$0
     Peter Sheehan............        22,500/91,875          $67,770/$308,243

--------

(1) Based on the closing price of the Common Stock on July 30, 1999 of $18
    1/8.

Employment Agreements

  None of the named executives, other than Normand Bourque, have employment agreements with the Company or any of its affiliates. Pursuant to an employment agreement between Mr. Bourque and the Company, effective as of February 5, 1996, Mr. Bourque is entitled to participate in certain bonus plans and received a stock option grant of 329,100 shares of the Company's Common Stock. Mr. Bourque is entitled to termination payments if terminated without cause. Termination pay is based upon Mr. Bourque's prior compensation and would be paid for a period of 18 months. The Company also entered into Senior Management Agreements with each of Messrs. Olson and Harden in 1988, pursuant to which each purchased shares of Common Stock. Mr. Bourque's employment agreement and the Senior Management Agreements also impose certain additional restrictions upon the executives, including confidentiality obligations, assignment of the benefit of inventions and patents to the Company and a requirement that such executives devote substantially all of their business time to the Company.

  Messrs. Olson, Graeber and Sheehan are also parties to agreements whereby in the event their employment is terminated other than for cause after a change of control or they resigned for good reason following a change of control (i) they would receive an amount equal to 3 times (in the case of Mr. Olson) or 2 times (in the case of Messrs. Graeber and Sheehan) the sum of (a) their highest annual compensation (excluding bonuses) over the prior 3 calendar years and (b) their average annual bonus over the prior 3 calendar years and
(ii) be provided health benefits for 2 years following such change of control. In addition, certain unvested options and other long-term incentives would vest.

Certain Transactions

  The Company purchases converted copper from an entity controlled by family members of David Harden, an officer of the Company, and purchases, from time to time, production equipment from a Company controlled by Mr. Harden. In fiscal 1999, total purchases by the Company from such entities were approximately $1.2 million. As of July 31, 1999, the Company owed approximately $100,000 to such entities, consisting of accounts payable arising in connection with such purchases. With respect to converted copper, the Company expects to continue to purchase converted copper from such entity at such level in the foreseeable future. Purchases were made on an "as needed" basis, and there is no contract relating to such purchases. The Company believes that the foregoing transactions were consummated on terms no less favorable than those that could be obtained by the Company from an unrelated third party in a transaction negotiated on an arms-length basis.

  In connection with the hiring of Peter Sheehan in 1995, the Company agreed to make a loan to Mr. Sheehan to assist in purchasing a home upon his relocation. The loan balance outstanding as of the beginning of fiscal year 1999 was $66,633.44. The loan has been repaid.

                                       6

Compensation Committee Report

 Compensation Policies Applicable to Executive Officers

  During fiscal 1999, the Compensation Committee continued to follow established compensation policies. The compensation program for salaried employees has been designed and is administered to ensure that employee compensation motivates superior job performance and the achievement of business objectives. The main policy objective of executive officer compensation is the maximization of stockholder value over the long term. The Compensation Committee believes that this can best be accomplished by an executive compensation program which reflects the following three principles:

    First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practice at similar companies in the specialty cable and related industries.

    Second, annual bonus and incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

    Third, a substantial portion of total long-term compensation should reflect performance on behalf of the Company's stockholders, as measured by increases in the Company's stock price.

  Except as discussed below with respect to the option grants discussed below, the Compensation Committee made no fundamental changes in the basic executive compensation program during fiscal 1999.

 Base Salary

  The Compensation Committee meets in the fall of each year and is currently evaluating compensation for fiscal 2000. Annual base salaries of the executive officers for fiscal 1999 were reviewed by the Compensation Committee at its October 1998 meeting and adjusted as appropriate effective October 1, 1998. Following previously stated policies, the Compensation Committee adjusted salaries based upon competitive salary levels, past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions to future Company performance. The Compensation Committee believes that for salary increases to provide a meaningful additional incentive such increases must exceed the rate of inflation and, in light of relatively low inflation in the national economy, the Compensation Committee approved salary increases for fiscal 1999 of approximately 4% for executive officers at its October 1998 meeting.

 Bonus Plan

  Each of the named executive officers and certain other key personnel of the Company participate in an executive/management bonus plan (the "Bonus Plan"). The Bonus Plan provides for annual bonus awards based upon financial results compared to a projected budget prepared at the beginning of each fiscal year. Employees at each of the Company's operating units receive bonuses determined in part by the financial results of their respective division and in part by the overall financial results of the Company. Other participants, including the Chief Executive Officer (the "CEO"), receive bonuses based on the overall financial results of the Company. The individual's Target Bonus ranges from 15% to 65% of base salary, as determined by the Compensation Committee, and based primarily on the employee's position and place of employment within the Company. An individual participant's actual bonus is determined as a percentage ranging from 0% to 200% of the Target Bonus based upon (i) the relevant performance target(s) achieved, and (ii) the weight given to the relevant operating unit and overall Company performance targets. Bonus amounts are prorated for new participants who are added during the course of a given year. One half of the Bonus Plan bonuses earned are paid quarterly, with the balance paid after final fiscal year results are available. Bonus payments under the Bonus Plan are subject to modification at the discretion of the Compensation Committee. All senior executive/management bonus plans are approved by the Board of Directors.


                                       7

 NORDX/CDT Bonus Programs

  Certain employees of NORDX/CDT participate in the NORDX/CDT Plan II Bonus Program (the "Plan II Program"). The Plan II Program provides for bonus awards with respect to the six-month period ended July 31, 1996 and annually thereafter for four years based upon NORDX/CDT's earnings before interest and taxes. Bonus participants are determined by the President of NORDX/CDT, currently Mr. Bourque, subject to the approval of the Chief Executive Officer of the Company, currently Mr. Olson. The bonus amounts of each participating employee are determined by the President of NORDX/CDT, the Chief Executive Officer of the Company, currently Mr. Olson, and the Chairman of the Company, currently Mr. Cressey. Mr. Bourque and certain other key personnel of NORDX/CDT participate in the NORDX/CDT Signing Bonus Program (the "Signing Program"). The Signing Program provides for a signing bonus to certain key personnel of NORDX/CDT of individual aggregates ranging from $300,000 to $750,000 to be paid over the first five years of such person's employment by the Company (which commenced in February, 1996).

 Stock Options

  The Compensation Committee met in March, 1999 to review the Company's option grant program. The Compensation Committee believes that significant equity interests in the Company held by the Company's management helps to align the interests of stockholders and management and maximize stockholder returns over the long term. The Compensation Committee reviewed option grants over the past 5 years and determined that options had only been issued to new hires and in connection with acquisitions. Other management had not been issued options during such period and, in some cases, had not been issued options in 10 years. As a result, many members of management no longer held any options in the Company, including several of the Company's executive officers. The Compensation Committee also discussed an annual or other periodic option grant program.

  In April, 1999 the Board of Directors adopted the 1999 Long-Term Performance Incentive Plan (the "1999 Plan"). At such time, options for 1,007,000 shares were granted to certain management and other employees, including 200,000 to Mr. Olson. The exercise price of the options was $20 3/4, despite the then current market price of $12 1/16 per share of the Company's common stock, with 3-year ratable vesting. The options were issued under the 1999 Plan and the Company's Supplemental Long Term Performance Incentive Plan (the "Supplemental Plan").

  In June, 1999 the Board reviewed information prepared by management and the Company's outside counsel, including change of control protections and option grant programs for peers within the Company's industry. The Board determined to offer change of control agreements to certain key members of management. In addition, the Board amended the 1999 Plan to add 500,000 shares to such plan and granted options to acquire 798,100 shares, including 70,000 to Mr. Olson. The exercise price of such options was $14 1/16, the closing price of the Company's stock on the date of issuance. The options have 5-year ratable vesting. The Board also determined that it or the Compensation Committee should review option grants on an annual basis.

  Shares of Common Stock that remain reserved for grant under the Company's stock option plans are: for the Long Term Performance Incentive Plan (the "Long Term Plan"), 36,958 shares, for the Supplemental Plan, 283,375 shares, and for the 1999 Plan, 101,900 shares.

  In order to create and provide an option incentive structure similar to that for its employees, the Company adopted the Director Plan in 1995. Under this plan, the Company's outside Directors are eligible to receive shares of Common Stock in an amount and at a price set by a pre-arranged formula. Under the Director Plan 101,789 shares of Common Stock remain reserved for grant to the Company's outside Directors.


                                       8

 Compensation of Chief Executive Officer

  The compensation policies described above apply as well to the compensation of the CEO. The Compensation Committee is directly responsible for determining the CEO's salary level and for all awards and grants to the CEO under the incentive components of the compensation program. The overall compensation package of the CEO is designed to recognize that the CEO bears primary responsibility for increasing the value of stockholders' investments. Accordingly, a substantial portion of the CEO's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The CEO's compensation is thus structured and administered to motivate and reward the successful exercise of these responsibilities.

  Other than the option grants set forth above and an increase of 4.3% to Mr. Olson's fiscal 1999 base salary, no changes were made to Mr. Olson's compensation package.

 Internal Revenue Code Section 162(m)

  The Compensation Committee has determined that it is unlikely that the Company would pay any material amounts in fiscal 1999 or fiscal 2000 that would result in the loss of a Federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time in light of such tax law provision. The Company attempted to allocate its fiscal 1999 option grants among the Company's equity plans in order to minimize the likelihood of any loss of federal income tax deduction under Section 162(m) at the time of option exercise. However, since the 1999 Plan was not subject to a stockholder vote and, therefore, did not qualify for certain exemptions from Section 162(m), depending on the appreciation in the Company's stock value and the timing of stock option exercises, it is possible that, in future periods, some portion of the appreciation in the Company's stock value may be non-deductible upon the exercise of options issued pursuant to the 1999 Plan.

 Conclusion

  Through the programs described above and the stock ownership of management through options, the Compensation Committee believes that a significant portion of the Company's executive compensation is linked directly to corporate performance.

                            Respectfully submitted,

                                          COMPENSATION COMMITTEE MEMBERS

                                          Bryan C. Cressey    Richard C. Tuttle


                               *  *  *  *  *  *

                                       9

Performance Graph

  The following graph compares the cumulative total return on $100 invested on July 29, 1994 through July 30, 1999 (the last day of public trading of the Common Stock in fiscal 1999) in the Common Stock of the Company, the S&P 500 Index and the S&P Electrical Equipment Index. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance.






    COMPARISON OF CUMULATIVE TOTAL RETURNS AMONG CABLE DESIGN TECHNOLOGIES
                        CORPORATION, S&P 500 INDEX AND
                        S&P ELECTRICAL EQUIPMENT INDEX

                                 [LINE GRAPH]


                Cable Design
                Technologies                            S&P Electrical
 Date           Corporation         S&P 500 Index       Equipment Index
-------         ------------        -------------       ---------------
7/29/94           $100.00              $100.00             $100.00
7/31/95           $169.81              $126.11             $119.44
7/31/96           $330.96              $147.01             $161.35
7/31/97           $385.77              $204.38             $243.23
7/31/98           $356.45              $239.99             $288.98
7/31/99           $303.93              $284.55             $359.40


                                       10

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below sets forth certain information regarding beneficial ownership of Common Stock as of October 25, 1999, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

                                           Number of Shares   Percentage of
                                                  of        Outstanding Common
     Name                                   Common Stock(1)      Stock(1)
     ----                                  ---------------- ------------------
     Fidelity Research and Management
      Corporation.........................    3,266,000            11.6
     Massachusetts Financial Services.....    3,255,746            11.5
     Bryan C. Cressey(2)(4)...............      351,587             1.2
     Paul M. Olson(2).....................      456,014             1.6
     George C. Graeber(2)(5)..............       86,558               *
     David R. Harden......................      443,248             1.6
     Myron S. Gelbach, Jr. (2)(3).........       42,123               *
     Michael F.O. Harris(2)(3)............       21,448               *
     Glenn Kalnasy(2).....................       23,056               *
     Peter Sheehan(6).....................       50,625               *
     Richard C. Tuttle(2)(7)..............       29,589               *
     Normand Bourque(8)...................      133,140               *
     All executive officers and director
      nominees as a group (13 Persons)....    1,790,269             6.3

--------
 * Represents less than 1%.
(1) Figures are based upon 28,217,965 shares of Common Stock outstanding as of October 25, 1999. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of Common Stock held by such stockholder or group which are exercisable within 60 days of October 25, 1999.
(2) Messrs. Cressey, Olson, Graeber, Gelbach, Harris, Kalnasy and Tuttle are directors of the Company.
(3) Member of the Audit Committee.
(4) Includes 35,000 shares held by the Bryan and Christina Cressey Foundation (the "Foundation"). Mr. Cressey is the President of the Foundation and may be deemed to be a beneficial owner of the Common Stock of the Company owned by the Foundation, but Mr. Cressey disclaims any such beneficial ownership.
(5) Includes 57,558 shares covered by options.
(6) Includes 50,625 shares covered by options.
(7) Includes 11,379 shares covered by options.
(8)Includes 131,640 shares covered by options.

      DIRECTOR AND OFFICER AND TEN PERCENT STOCKHOLDER SECURITIES REPORTS

  The federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock of the Company.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year 1999, all of the Company's officers, directors and greater-than-ten-percent beneficial owners made all required filings.

                                      11

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders to be presented at the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company by July 4, 2000 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. It is anticipated that the 2000 Annual Meeting will be scheduled for December 5, 2000.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not know of any business to come before the Annual Meeting other than the matter described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed Proxy authorizes the persons named therein to vote the shares in their discretion.

                            SOLICITATION OF PROXIES

  Solicitation of the Proxies may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock. In addition to use of the mails, Proxies may be solicited by officers and employees of the Company in person or by telephone.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report for the fiscal year ended July 31, 1999, including the financial information included therein, has been filed with the Securities and Exchange Commission and is incorporated in this Proxy Statement by reference.

                                      12








 CDTO4B                           DETACH HERE

                                     PROXY

                     CABLE DESIGN TECHNOLOGIES CORPORATION

             For Annual Meeting of Stockholders - December 7, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul M. Olson and Kenneth O. Hale, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of the Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified below and upon such other matters as may be properly brought before the meeting or any adjournments thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE
                                  ---                               ---
PROPOSAL IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 3.

[SEE REVERSE]      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     [SEE REVERSE]
    SIDE                                                               SIDE

[Vote by Telephone]                                                    [Vote By Internet]

It's fast, convenient, and immediate!                                   It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                                    confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:                                           Follow these four easy steps:

 1.  Read the accompanying Proxy                                         1.  Read the accompanying Proxy
     Statement/Prospectus and Proxy Card.                                    Statement/Prospectus and Proxy Card.

 2.  Call the toll-free number                                           2.  Go to the Website
     1-877-PRX-VOTE (1-877-779-8683). For                                    http://www.eproxyvote.com/cdt
     shareholders residing outside the United
     States call collect on a touch-tone phone                           3.  Enter your 14-digit Voter Control Number
     1-201-536-8073.                                                         located on your Proxy Card above your name.

 3.  Enter your 14-digit Voter Control Number                            4.  Follow the instructions provided.
     located on your Proxy Card above your name.

 4.  Follow the recorded instructions.

Your vote is important!                                                 Your vote is important!
Call 1-877-PRX-VOTE anytime!                                            Go to http://ww.eproxyvote.com/cdt anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet


CDT04A                                                  DETACH HERE

[X]Please mark
   votes as in
   this example

1.  To elect a Board of Directors for the ensuing year.
    Nominees: (01) Bryan C. Cressey, (02) Paul M. Olson,                                                   FOR   AGAINST  ABSTAIN
    (03) George Graeber, (04) Michael F.O. Harris,                      2.  To elect Arthur Andersen LLP as [ ]    [ ]      [ ]
    (05) Glenn Kalnasy, (06) Richard C. Tuttle                              auditors for the fiscal year ending
                FOR             WITHHELD                                    July 31, 2000.
                [ ]               [ ]
                                                                        3.  To transact such other business as may properly come
[ ]                                                                         before the meeting.
   --------------------------------------
   For all nominees except as noted above
                                                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

                                                                        (If signing as attorney, executor, trustee or guardian,
                                                                        please give your full title as such. If shares are held
                                                                        jointly, each holder should sign.)

Signature:                   Date:                Signature:               Date: